Exhibit 99.2

United Bancshares, Inc.

Quarterly Report

March 31, 2018

Shareholders, Clients and Team Members:

I am pleased to report that your Company is off to a great start in 2018. The Company reported pre-tax income of approximately $2.1 million for the quarter ended March 31, 2018.  Excluding the impact of the credit for loan losses recognized in the first quarter of 2017, the Company reported a 43.9% increase in pretax net income.  This increase was primarily attributable to the contribution from Benchmark Bank, which was acquired during the third quarter of last year.

As anticipated the acquisition not only generated additional income, but also created a substantial positive impact on the Company’s ability to grow in the future.  As a result, the Company grew loans and deposits in the first three months of 2018 at an annualized rate of 11.6% and 6.8%, respectfully. Management continues to identify ways to methodically leverage synergies and positioning in the new markets to identify new opportunities for growth.

I am also pleased to report that the Board of Directors declared a $0.12 per common share dividend payable June 15, 2018 to shareholders of record at the close of business on May 31, 2018.

The continued success of your Company is the unquestionable product of the ongoing efforts of the Company’s dedicated team members and Board of Directors in executing our Strategic Plan to create sustainable growth in profitability. Their efforts and our strong corporate values of respect for and accountability to our shareholders, clients, colleagues, and communities are the foundation for the continued long-term success of your Company.

As always, we greatly appreciate your continued support and the trust you have placed in us.

Respectfully,

Brian D. Young

President & CEO

United Bancshares, Inc.

and Subsidiary

Financial Information (unaudited)	Three months ended March 31, 2018	Three months ended March 31, 2017
(dollars in thousands, except per share data)
CONDENSED STATEMENT OF INCOME
Interest income	$ 7,741	$ 5,468
Interest expense	1,211	609
Net interest income	6,530	4,859
Provision (credit) for loan and lease losses	90	(350)
Net interest income after provision (credit) for loan and lease losses	6,440	5,209
Non-interest income	2,248	1,260
Non-interest expenses	6,551	4,633
Income before income taxes	2,137	1,836
Provision for income taxes	338	442
Net income	$ 1,799	$ 1,394

Average common shares outstanding (basic)	3,268,054	3,266,990

PER COMMON SHARE
Net income	$ 0.55	$ 0.43
Book value	$22.97	$22.64
Tangible book value	$14.93	$19.33
Closing price	$22.00	$20.81

FINANCIAL RATIOS
Return on average assets	0.92%	0.88%
Return on average tangible equity	14.86%	8.96%
Net interest margin	3.82%	3.51%
Efficiency ratio	73.15%	73.19%
Loans to deposits	81.68%	71.45%

PERIOD END BALANCES
	As of March 31, 2018	As of March 31, 2017
Assets	$786,661	$640,540
Loans and leases, gross	$521,035	$381,529
Deposits	$641,343	$533,993
Shareholders' equity	$ 75,084	$ 73,960

Common shares outstanding	3,268,111	3,267,049

UNITED BANCSHARES, INC.

DIRECTORS

Robert L. Benroth

Daniel W. Schutt – Vice Chairman

James N. Reynolds - Chairman

R. Steven Unverferth

H. Edward Rigel

Brian D. Young

David P. Roach

OFFICERS

Brian D. Young - President/CEO

Heather M. Oatman - Secretary

Daniel J. Lucke – Chief Financial Officer

THE UNION BANK COMPANY

DIRECTORS

Robert L. Benroth

H.Edward Rigel

Anthony M.V. Eramo

David P. Roach

Herbert H. Huffman

Robert M. Schulte, Sr.

Kevin L. Lammon

Daniel W. Schutt

William R. Perry

R. Steven Unverferth

James N. Reynolds

Brian D. Young - Chairman/President/CEO

INVESTOR MATERIALS:

United Bancshares, Inc. has traded its common stock on the NASDAQ Markets Exchange under the symbol “UBOH” since March 2001.  Annual and quarterly shareholder reports, regulatory filings, press releases, and articles about United Bancshares, Inc. are available in the Shareholder Information section of our website www.theubank.com or by calling 1-800-837-8111.

Locations

1300 N. Main St.

Bowling Green, OH 43402

419-353-6088

100 S. High St.

Columbus Grove, OH 45830

419-659-2141

101 Progressive Dr.

Columbus Grove, OH 45830

419-659-4250

30 Coal Bend

Delaware, OH 43015

740-549-3400

114 E. 3rd St.

Delphos, OH 45833

419-692-2010

1500 Bright Rd.

Findlay, OH 45840

419-424-1400

461 Beecher Road

Gahanna, OH  43230

614-269-4400

230 W. Madison St.

Gibsonburg, OH 43431

419-637-2124

110 E. North St.

Kalida, OH 45853

419-532-3366

318 S. Belmore St.

Leipsic, OH 45856

419-943-2171

1410 Bellefontaine Ave.

Lima, OH 45804

419-229-6500

3211 Elida Rd.

Lima, OH 45805

419-331-3211

701 Shawnee Rd.

Lima, OH 45805

419-228-2114

111 S. Main St.

Marion, OH 43302

740-387-2265

220 Richland Rd.

Marion, OH 43302

740-386-2171

245 W. Main St.

Ottawa, OH 45875

419-523-2265

132 E. Front St.

Pemberville, OH 43450

419-287-3211

468 Polaris Parkway

Westerville, OH  43082

614-269-4402